                                                                    EXHIBIT 99.2

CONTACT:     Bruce Zurlnick                     Melissa Myron/Rachel Albert
             Senior Vice President and          Financial Dynamics
             Chief Financial Officer            (212) 850-5600
             Finlay Enterprises, Inc.
             (212) 808-2800

FOR IMMEDIATE RELEASE
---------------------

NEW YORK, NY, DECEMBER 4, 2006 -- FINLAY ENTERPRISES, INC. (NASDAQ: FNLY), a
leading retailer of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States, today announced it has signed a definitive merger agreement and closed the acquisition of Congress Jewelers, which was previously announced on November 8, 2006. The total purchase price includes approximately $6 million of cash and the retirement of approximately $10 million of debt, which reflects a seasonal peak in borrowings, as well as a potential earn-out based on the financial performance of the acquired business over the next three years. The transaction will be financed with additional borrowings under the Company's revolving credit facility.

Congress Jewelers is a privately-owned regional chain of five jewelry stores located in Florida, including one location that opened in November 2006. The chain, which focuses on the luxury market, is expected to generate annual sales of approximately $23 million in 2006. Congress will operate as a separate subsidiary of Finlay.

Arthur E. Reiner, Chairman and Chief Executive Officer of Finlay Enterprises,
Inc. commented, "We are pleased to have completed the Congress transaction, which furthers our strategy of identifying acquisition targets that will diversify our business and provide a platform for growth. We believe Congress will complement our existing businesses in the luxury jewelry market, including our Carlyle stores and our Bloomingdale's business. We are confident in
Congress' potential and believe that our now enhanced presence in the growing luxury market will enhance our overall business and build shareholder value."

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine
Jewelry Corporation, is one of the leading retailers of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States with sales of $990.1 million in fiscal 2005. The number of locations at the end of the third quarter of fiscal 2006 totaled 819, including 34 Carlyle specialty jewelry stores.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of
1995. Such forward-looking statements are based on Finlay's current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay's filings with the
Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by
Finlay or any other person that the events or circumstances described in such statement are material.

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